Exhibit 10.4

NORTHROP GRUMMAN CORPORATION

MARCH 2004 CHANGE-IN-CONTROL

SEVERANCE PLAN

NORTHROP GRUMMAN CORPORATION

MARCH 2004 CHANGE-IN-CONTROL SEVERANCE PLAN

Article 1.	Establishment, Term, and Purpose

1.1. Establishment of the Plan. Northrop Grumman Corporation (hereinafter referred to as the “Company”) hereby establishes a change in control severance plan to be known as the “Northrop Grumman Corporation March 2004 Change-in-Control Severance Plan” (the “Plan”). This Plan shall become effective March 1, 2004 (the “Effective Date”).

1.2. Term of the Plan. This Plan will commence on the Effective Date and shall continue in effect through February 28, 2007. However, at the end of such three (3) year period and, if extended, at the end of each additional year thereafter, the term of this Plan shall be extended automatically for one (1) additional year, unless the Committee delivers written notice at least six (6) months prior to the end of such term, or extended term, to each Participant that this Plan will not be extended, and if such notice is timely given this Plan will terminate at the end of the term then in progress; provided, however, that this provision for automatic extension shall have no application following a Change in Control.

However, in the event a Change in Control occurs during the original or any extended term, this Plan will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to Participants. Any subsequent Change in Control (“Subsequent Change in Control”) that occurs during the original or any extended term shall also continue the term of this Plan until the later of: (i) twenty-four (24) months beyond the month in which such Subsequent Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to Participants; provided, however, that if a Subsequent Change in Control occurs, it shall only be considered a Change in Control under this Plan if it occurs no later than twenty-four (24) months after the immediately preceding Change in Control or Subsequent Change in Control.

1.3. Purpose of the Plan. The purpose of this Plan is to provide for continuity in the management of the Company by offering certain key employees of the Company employment protection and financial security in the event of a Change in Control of the Company.

1.4. ERISA. This Plan is intended as (i) a pension plan within the meaning of Section 3(2) of ERISA, and (ii) an unfunded pension plan maintained by the Company for a select group of management or highly compensated employees within the meaning of Department of Labor Regulation 2520.104-23 promulgated under ERISA, and Sections 201, 301, and 401 of ERISA.

Article 2.	Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)	“Base Salary” means the salary of record paid to a Participant by the Company as annual salary (whether or not deferred), but excludes amounts received under incentive or other bonus plans.

(b)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(c)	“Beneficiary” means the persons or entities designated or deemed designated by a Participant pursuant to Section 11.2.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” shall mean the occurrence of either or both of the following:

(i)	The Participant’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability); or

(ii)	The willful engaging by the Participant in misconduct that is significantly injurious to the Company. However, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(f)	“Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(i)	Any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate of the Company or a successor) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (i): (A) “Person” or “group” shall not include underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from the Company with a view towards distribution, (B) creditors of the Company who become stockholders of the Company in connection with any bankruptcy of the Company under the laws of the United States shall not, by virtue of such bankruptcy, be deemed a “group” or a single Person for the purposes of this clause (i) (provided that any one of such creditors may trigger a Change in Control pursuant to this clause (i) if such creditor’s ownership of Company securities equals or exceeds the foregoing threshold), and (C) an acquisition shall not constitute a Change in Control if made by an entity pursuant to a transaction that is covered by and does not otherwise constitute a Change in Control under clause (iii) below;

(ii)	On any day after the Effective Date (the “Measurement Date”) Continuing Directors cease for any reason to constitute either: (1) if the Company does not have a Parent, a majority of the Board; or (2) if the Company has a Parent, a majority of the Board of Directors of the Controlling Parent. A director is a “Continuing Director” if he or she either:

(1)	was a member of the Board on the applicable Initial Date (an “Initial Director”); or

(2)	was elected to the Board (or the Board of Directors of the Controlling Parent, as applicable), or was nominated for election by the Company’s or the Controlling Parent’s stockholders, by a vote of at least two-thirds (2/3) of the Initial Directors then in office.

A member of the Board (or Board of Directors of the Controlling Parent, as applicable) who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (2) above if his or her election, or nomination for election by the Company’s or the Controlling Parent’s stockholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office.

“Initial Date” means the later of (1) the Effective Date or (2) the date that is two (2) years before the Measurement Date.

(iii)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than sixty percent (60%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, is a Parent of the Company or the successor of the Company) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent of the Company or any successor of the Company or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or a Parent of the Company or the successor entity) Beneficially Owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of twenty-five percent (25%) existed prior to the Business Combination, and (3) a Change in Control is not triggered pursuant to clause (ii) above with respect to the Company (including any successor entity) or any Parent of the Company (or the successor entity).

(iv)	A complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control of the Company under clause (iii) above.

Notwithstanding the foregoing, in no event shall a transaction or other event that occurred prior to the Effective Date constitute a Change in Control. Notwithstanding anything in clause (iii) above to the contrary, a change in ownership of the Company resulting from creditors of the Company becoming stockholders of the Company in connection with any bankruptcy of the Company under the laws of the United States shall not trigger a Change in Control pursuant to clause (iii) above.

(g)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(h)	“Committee” means the Compensation and Management Development Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation and Management Development Committee.

(i)	“Company” means Northrop Grumman Corporation, a Delaware corporation (including, for purposes of determining whether a Participant is employed by the Company, any and all subsidiaries specified by the Committee), or any successor thereto as provided in Article 10.

(j)	“Controlling Parent” means the Company’s Parent so long as a majority of the voting stock or voting power of that Parent is not Beneficially Owned, directly or indirectly through one or more subsidiaries, by any other Person. In the event that the Company has more than one “Parent,” then “Controlling Parent” shall mean the Parent of the Company the majority of the voting stock or voting power of which is not Beneficially Owned, directly or indirectly through one or more subsidiaries, by any other Person.

(k)	“Disability” with respect to a particular Participant means disability as defined in the Company’s long-term disability plan in which the Participant participates at the relevant time or, if the Participant does not participate in a Company long-term disability plan at the relevant time, as such term is defined in the Company’s principal long-term disability plan that generally covers the Company’s senior-level executives at that time.

(l)	“Effective Date” means March 1, 2004.

(m)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs.

(n)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(o)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(p)	“Good Reason” means, without the Participant’s express written consent, the occurrence of any one or more of the following:

(i)	A material and substantial reduction in the nature or status of the Participant’s authorities or responsibilities (when such authorities and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period, other than (A) an inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Participant, and/or (B) changes in the nature or status of the Participant’s authorities or responsibilities that, in the aggregate, would generally be viewed by a nationally-recognized executive placement firm as resulting in the participant having not materially and substantially fewer authorities and responsibilities (taking into consideration the Company’s industry) when compared to the authorities and responsibilities applicable to the position held by the Participant immediately prior to the start of the Protected Period. For the purpose of the preceding test, the Participant and the Company shall mutually agree on a nationally-recognized consulting firm; provided that, if agreement cannot timely be reached, the Company and the Participant shall each timely choose a nationally-recognized firm and representatives of these two firms shall promptly choose a third firm, which third firm will make the determination referred to in the preceding sentence. The written opinion of the firm thus selected may be admitted in any arbitration pursuant to Section 9.4 and shall be conclusive as to this issue.

In addition, if the Participant is a vice president, the Participant’s loss of vice-president status will constitute “Good Reason”; provided that the loss of the title of “vice president” will not, in and of itself, constitute Good Reason if the Participant’s lack of a vice president title is generally consistent with the manner in which the title of vice president is used within the Participant’s business unit or if the loss of the title is the result of a promotion to a higher level office. For the purposes of the preceding sentence, the Participant’s lack of a vice-president title will only be considered generally consistent with the manner in which such title is used if most persons in the business unit with authorities, duties, and responsibilities comparable to those of the Participant immediately prior to the commencement of the Protected Period do not have the title of vice-president.

(ii)	A reduction by the Company in the Participant’s Base Salary as in effect on the Effective Date or as the same shall be increased from time to time.

(iii)	A material reduction in the aggregate value of the Participant’s level of participation in any of the Company’s short and/or long-term incentive compensation plans (excluding stock-based incentive compensation plans), employee benefit or retirement plans, or policies, practices, or arrangements in which the Participant participates immediately prior to the start of the Protected Period provided; however, that a reduction in the aggregate value shall not be deemed to be “Good Reason” if the reduced value remains substantially consistent with the average level of other employees who have positions commensurate with the position held by the Participant immediately prior to the start of the Protected Period.

(iv)	A material reduction in the Participant’s aggregate level of participation in the Company’s stock-based incentive compensation plans from the level in effect immediately prior to the start of the Protected Period; provided, however, that a reduction in the aggregate level of participation shall not be deemed to be “Good Reason” if the reduced level of participation remains substantially consistent with the average level of participation of other employees who have positions commensurate with the position held by the Participant immediately prior to the start of the Protected Period.

(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Plan, as contemplated in Article 10.

(vi)	Any purported termination by the Company of the Participant’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4.8 and for purposes of this Plan, no such purported termination shall be effective.

(vii)	The Participant is informed by the Company that his or her principal place of employment for the Company will be relocated to a location that is greater than fifty (50) miles away from the Executive’s principal place of employment for the Company at the start of the corresponding Protected Period; provided that, if the Company communicates an intended effective date for such relocation, in no event shall Good Reason exist pursuant to this clause (vii) more than ninety (90) days before such intended effective date.

The Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein.

(q)	“Parent” means an entity that Beneficially Owns a majority of the voting stock or voting power of the Company, or all or substantially all of the Company’s assets, directly or indirectly through one or more subsidiaries.

(r)	“Participant” means an employee of the Company who fulfills the eligibility and participation requirements, as provided in Article 3.

(s)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(t)	“Plan” means this Northrop Grumman Corporation March 2004 Change-in-Control Severance Plan.

(u)	“Qualifying Termination” has the meaning given to such term in Section 4.3(a).

(v)	“Severance Benefits” means the payments and/or benefits provided in Section 4.4.

Article 3.	Participation

3.1. Eligible Employees. Individuals eligible to participate in this Plan shall include such employees of the Company as may be determined by the Committee in its sole discretion.

3.2. Participation. Subject to the terms of this Plan, the Committee or its delegate may, from time to time select from all eligible employees those who shall participate in this Plan. The Committee or its delegate also may, from time to time and by written notice to the affected Participant(s), remove any previously-selected Participant(s) from continued participation in this Plan; provided that any removal of a Participant shall not be effective if it occurs after the commencement of the Protected Period (as such term is defined in Section 4.3(b)).

Article 4.	Severance Benefits

4.1. Right to Severance Benefits. A Participant shall be entitled to receive from the Company Severance Benefits, as described in Section 4.4, if the Participant has incurred a Qualifying Termination.

A Participant shall not be entitled to receive Severance Benefits if his or her employment terminates (regardless of the reason) before the Protected Period (as such term is defined in Section 4.3(b)) corresponding to a Change in Control of the Company or more than twenty-four (24) months after the date of a Change in Control of the Company.

4.2. Services During Certain Events. In the event a Person begins a tender or exchange offer, circulates a proxy to stockholders of the Company, or takes other steps seeking to effect a Change in Control, the Participant shall not voluntarily leave the employ of the Company and shall continue to render services until the later of (i) the date such Person has abandoned or terminated his or its efforts to effect a Change in Control, and (ii) the date that is six (6) months after a Change in Control has occurred. Notwithstanding the foregoing, the Company may terminate the Participant’s employment for Cause at any time, and the Participant may terminate his or her employment at any time after the Change in Control for Good Reason.

4.3. Qualifying Termination.

(a)	Subject to Sections 4.3(c), 4.3(d), 4.5, 4.6 and 4.7, the occurrence of any one or more of the following events within the Protected Period corresponding to a Change in Control of the Company, or within twenty-four (24) calendar months following the date of a Change in Control of the Company shall constitute a “Qualifying Termination”:

(i)	An involuntary termination of the Participant’s employment by the Company for reasons other than Cause;

(ii)	A voluntary termination of employment by the Participant for Good Reason;

(iii)	A successor company fails or refuses to assume by written instrument the Company’s obligations under this Plan, as required by Article 10; or

(iv)	The Company or any successor company repudiates or breaches any of the provisions of this Plan.

If more than one of the events set forth in this Section 4.3(a) occurs, such events shall constitute but a single Qualifying Termination and the Participant shall be entitled to but a single payment of the Severance Benefits.

(b)	The “Protected Period” corresponding to a Change in Control of the Company shall be a period of time determined in accordance with the following:

(i)	If the Change in Control is triggered by a tender offer for shares of the Company’s stock or by the offeror’s acquisition of shares pursuant to such a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(ii)	If the Change in Control is triggered by a merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger, consolidation, or reorganization and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(iii)	In the case of any Change in Control not described in clause (i) or (ii) above, the Protected Period shall commence on the date that is six (6) months prior to the Change in Control and shall continue through and including the date of the Change in Control.

(c)	Notwithstanding anything else contained herein to the contrary, a Participant’s termination of employment on account of reaching mandatory retirement age, as such age may be defined from time to time in policies adopted by the Company prior to the commencement of the Protected Period, and consistent with applicable law, shall not be a Qualifying Termination.

(d)	Notwithstanding anything else contained herein to the contrary, the termination of a Participant’s employment (or other events giving rise to Good Reason) shall not constitute a Qualifying Termination if there is objective evidence that, as of the commencement of the Protected Period, the Participant had specifically been identified by the Company as an employee whose employment would be terminated as part of a corporate restructuring or downsizing program that commenced prior to the Protected Period and such termination of employment was expected at that time to occur within six (6) months.

(e)

Notwithstanding anything else contained herein to the contrary (other than those provisions that contain an express exception to this Section 4.3(e)), a Participant’s Severance Benefits under this Plan shall be reduced by the severance benefits (including, without limitation, any other change-in-control severance benefits and any other severance benefits generally) that the Participant may be entitled to under any other plan, program, agreement or other arrangement with the Company (including, without limitation, any such benefits provided for by an employment agreement, a Northrop

Grumman Corporation Special Agreement, a Northrop Grumman Corporation March 2000 Special Agreement, under the prior Northrop Grumman Corporation Change-In-Control Severance Plan, or under the Northrop Grumman Corporation March 2000 Change-In-Control Severance Plan); provided that if the Participant is otherwise entitled to receive Severance Benefits under this Plan and under a Northrop Grumman Corporation March 2004 Special Agreement, benefits shall be paid under the Northrop Grumman Corporation March 2004 Special Agreement rather than under this Plan. For purposes of the foregoing, any cash severance benefits payable to the Participant under any other plan, program, agreement or other arrangement with the Company shall offset the cash severance benefits otherwise payable to the Participant under this Plan on a dollar-for-dollar basis. For purposes of the foregoing, non-cash severance benefits to be provided to the Participant under any other plan, program, agreement or other arrangement with the Company shall offset any corresponding benefits otherwise to be provided to the Participant under this Plan or, if there are no corresponding benefits otherwise to be provided to the Participant under this Plan, the value of such benefits shall offset the cash severance benefits otherwise payable to the Participant under this Plan on a dollar-for-dollar basis. If the amount of other benefits to be offset against the cash severance benefits otherwise payable to the Participant under this Plan in accordance with the preceding two sentences exceeds the amount of cash severance benefits otherwise payable to the Participant under this Plan, then the excess may be used to offset other non-cash severance benefits otherwise to be provided to the Participant under this Plan on a dollar-for-dollar basis. For purposes of this Section 4.3(e), the Company shall reasonably determine the value of any non-cash benefits.

4.4. Description of Severance Benefits. In the event that a Participant becomes entitled to receive Severance Benefits, as provided in Sections 4.1 and 4.3, the Company shall pay to the Participant and provide him or her with the following:

(a)	An amount equal to two (2) times the highest rate of the Participant’s annualized Base Salary in effect at any time up to and including the Effective Date of Termination.

(b)	An amount equal to two (2) times the greater of: (i) the highest of the Participant’s bonus earned under the Company’s Performance Achievement Plan or Incentive Compensation Plan (or a successor bonus program) for any one of the three (3) full fiscal years prior to the date of the Change in Control of the Company; or (ii) the Participant’s target annual bonus established under the Company’s Performance Achievement Plan or Incentive Compensation Plan bonus program (or any successor bonus program) for the fiscal year in which the Change in Control of the Company occurs. (The greater of the amount determined pursuant to clause (i) or clause (ii) in the preceding sentence with respect to a Participant is referred to as the Participant’s “Bonus Amount.”) Special bonuses or bonus enhancements that would otherwise be included for purposes of the calculation pursuant to the first sentence of this Section 4.4(b), but that are related to a merger, acquisition, consolidation, reorganization, spin-off or similar event and that are not part of the Company’s customary on-going program of Performance Achievement Plan or Incentive Compensation Plan (or any successor bonus program) bonuses shall be excluded for purposes of such calculation.

(c)	An amount in settlement of the Participant’s bonus opportunity under the Company’s Performance Achievement Plan or Incentive Compensation Plan (or a successor bonus program) for the fiscal year in which the Effective Date of Termination occurs, such amount determined as follows:

(i)	If the Effective Date of Termination occurs in the fiscal year in which the Change in Control of the Company occurs, then such amount shall equal the sum of:

(A)	the greater of (X) or (Y) multiplied by a fraction, the numerator of which is the number of days completed in the fiscal year through the date of the Change in Control of the Company and the denominator of which is three hundred sixty-five (365), where (X) is the Participant’s target annual bonus established under the Company’s Performance Achievement Plan or Incentive Compensation Plan (or any successor bonus program) for that fiscal year and (Y) is the amount of bonus that the Participant would be entitled to under the Company’s Performance Achievement Plan or Incentive Compensation Plan (or any successor bonus program) for that fiscal year assuming that the Participant’s employment had not terminated and based on performance through the date of the Change in Control of the Company relative to the pre-approved performance goals for that year; plus

(B)	the Participant’s Bonus Amount multiplied by a fraction, the numerator of which is the number of days completed in the fiscal year following the date of the Change in Control of the Company through the Effective Date of Termination and the denominator of which is three hundred sixty-five (365).

(ii)	If the Effective Date of Termination occurs in a fiscal year following the fiscal year in which the Change in Control of the Company occurs, then such amount shall equal the Participant’s Bonus Amount multiplied by a fraction, the numerator of which is the number of days completed in the fiscal year in which the Effective Date of Termination occurs through the Effective Date of Termination and the denominator of which is three hundred sixty-five (365).

(d)

A continuation of the Participant’s medical coverage, dental coverage, and group term life insurance for the Participant, his spouse, and his eligible dependents for the two (2) years following the Participant’s Effective Date of Termination; provided that such continuation of coverage shall run concurrently with COBRA continuation or similar state law continuation periods; and provided further that the continuation of such coverage shall be discontinued prior to the end of the two (2) year period in the event the Participant has available substantially similar benefits from a subsequent employer, as reasonably determined by the Committee. Except as provided in the next sentence, such benefits shall be provided to the Participant at the same premium cost, and at the same coverage level, as in effect as of the Participant’s Effective Date of Termination. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for each Participant in a corresponding manner. The continuation of coverage for the period contemplated by this Section 4.4(d) shall be coordinated with and paid secondary to any benefits that the Participant, his spouse, or his dependent receives from another employer or from Medicare (following the Participant’s, his spouse’s, and/or his dependent’s entitlement to Medicare benefits) to the maximum extent permissible under relevant law. Notwithstanding the foregoing provisions of this Section 4.4(d), if the Participant is eligible to commence benefits under the Company’s Special Officer Retiree Medical Plan (“SORMP”) as of the Effective Date of Termination, then the Participant shall receive medical and dental continuation coverage pursuant to the SORMP instead of the continuation coverage contemplated by the foregoing provisions of this Section 4.4(d). Any other continuation of medical, dental, or group term life insurance that the Participant may otherwise be entitled to upon or following his Effective Date of Termination in accordance with the express terms of a Company welfare benefit plan shall not give rise to an offset pursuant to Section 4.4(e) and shall not be deemed to duplicate the benefits of the continuation coverage contemplated by this Section 4.4(d).

(e)	A lump-sum cash amount equal to (i) minus (ii), with (i) and (ii) determined as follows:

(i)	equals the actuarial present value equivalent of the aggregate benefits accrued by the Participant as of his Effective Date of Termination under the qualified defined benefit pension plan or plans in which the Participant participates (the “qualified plan”), and under any and all supplemental defined benefit retirement plans in which the Participant participates, calculated as if the Participant’s employment continued for two (2) full years following the Participant’s Effective Date of Termination (i.e., the Participant receives two (2) additional years of vesting and benefit accruals, including, in the case of a Participant in a cash balance plan, two years of projected post-termination interest credits based on the interest rate in affect at termination, and his age is also increased two (2) years from his age as of his Effective Date of Termination); provided, however, that for purposes of determining “Final Average Pay” under such plans, the Participant’s actual pay history as of the Effective Date of Termination shall be used; and

(ii)	equals the actuarial present value equivalent of the aggregate benefits payable to the Participant as of his Effective Date of Termination under the qualified plan and under any and all supplemental defined benefit retirement plans in which the Participant participates, calculated assuming that the Participant retired and went into pay status under the terms of such plans on or as soon as possible after his Effective Date of Termination.

The intent of this Section 4.4(e) is that the qualified plan and any supplemental defined benefit retirement plan benefits will be paid in the normal course under the terms of those plans, with the additional benefits payable as a result of the imputation of age and service under this provision being paid from this Plan. The Participant shall also be entitled to an additional two (2) years of age and service to count towards eligibility under one or more of the Company retiree medical programs for which the Participant would have been eligible absent any such termination.

(f)	Reimbursement by the Company for the costs of all outplacement services obtained by the Participant within the one (1) year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of the Participant’s Base Salary as of the Effective Date of Termination.

(g)	An amount equal to two (2) times the greater of: (i) the annual value of the perquisites provided to the Participant under the Company’s Executive Perquisite Program as such program is in effect at the start of the Protected Period corresponding to the Change in Control of the Company, or (ii) the annual value of the perquisites provided to the Participant under the Company’s Executive Perquisite Program as such program is in effect immediately before the Effective Date of Termination. The Company shall determine the annual value of such perquisites on a reasonable basis. This Section 4.4(g) is not intended to provide for the duplication of any welfare benefits that are otherwise provided by Section 4.4(d) or which would otherwise continue for two (2) years or more following the Participant’s Effective Date of Termination. For example, if a welfare benefit otherwise provided by Section 4.4(d) is also included in the Executive Perquisite Program, such welfare benefit shall be excluded from the Executive Perquisite Program for purposes of the calculations pursuant to this Section 4.4(g).

4.5. Termination for Total and Permanent Disability. Termination of a Participant’s employment due to Disability is not a Qualifying Termination. However, if immediately prior to the condition or event leading to, or the commencement of, the Disability of the Participant, the Participant would have experienced a Qualifying Termination if he had terminated at that time, then upon termination of his employment for Disability he shall be entitled to the benefits provided by this Plan for a Qualifying Termination.

4.6. Termination for Retirement or Death. Termination of a Participant’s employment due to retirement or death is not a Qualifying Termination. However, if immediately prior to the Participant’s retirement (but not death), the Participant would have experienced a Qualifying Termination if he had terminated at that time, then upon his retirement he shall (subject to Section 4.3(c)) be entitled to the benefits provided by this Plan for a Qualifying Termination.

4.7. Termination for Cause or by a Participant Other Than for Good Reason Termination of a Participant’s employment by the Company for Cause or by the Participant other than for Good Reason does not constitute a Qualifying Termination.

4.8. Notice of Termination. Any termination by the Company for Cause or by a Participant for Good Reason shall be communicated by a Notice of Termination. For purposes of this Plan, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

Article 5.	Form and Timing of Severance Benefits; Tax Withholding; Funding of Rabbi Trust

5.1. Form and Timing of Severance Benefits. The Severance Benefits described in Section 4.4(a), 4.4(b), 4.4(c), 4.4(e), and 4.4(g) shall be paid in cash to the Participant in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

5.2. Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under or pursuant to this Plan all taxes as legally shall be required (including, without limitation, any United States Federal taxes, and any other state, city, or local taxes).

5.3. Funding of Rabbi Trust. To the extent the Company is obligated to make a contribution to any rabbi trust, pursuant to the express terms of such trust, upon or with respect to a Protected Period or the occurrence of a Change in Control, the Company shall make such required contribution in accordance with the terms of such trust.

Article 6.	Excise Tax Limitation; Possible Gross-Up

6.1.	Determination of Termination Payment Limit.

(a)	Notwithstanding anything contained in this Plan to the contrary, to the extent that any payment, benefit or other distribution of any type to or for a Participant by the Company, any affiliate of the Company, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and regulations thereunder), or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided that the amount of the Total Payments after giving effect to such reduction is not less than ninety percent (90%) of the amount of the Total Payments before giving effect to such reduction. If the amount of the Total Payments after giving effect to the reduction contemplated by the preceding sentence would be less than ninety percent (90%) of the amount of the Total Payments before giving effect to such reduction, then such a reduction shall not apply and the Company shall pay to the Participant or for the Participant’s benefit as provided below in cash an additional amount or amounts (the “Gross-Up Payment(s)”) such that the net amount of the Total Payments retained by the Participant after the deduction of any Excise Tax on such payments, benefits and/or amounts so received and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment(s) provided for by this Section 6.1 shall be equal to ninety percent (90%) of the net amount of the Total Payments that the Participant would have retained (after the deduction of any Federal, state and local income tax on such payments) had the Total Payments not been subject to the Excise Tax. Such Gross-Up Payment(s) shall be made by the Company to the Participant or applicable taxing authority on behalf of the Participant as soon as practicable following the receipt or deemed receipt of any such payments, benefits and/or amounts so received, and may be satisfied by the Company making a payment or payments on the Participant’s account in lieu of withholding for tax purposes but in all events shall be made within thirty (30) days of the receipt or deemed receipt by the Participant of any such payment, benefit and/or amount.

(b)

If a reduction in the Total Payments is required pursuant to Section 6.1(a), then unless the Participant shall have given written notice to the Company on or before the date that is twenty five (25) days after the Participant’s Effective Date of Termination specifying a different order to the Company to effectuate the reduction, then the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined); provided that, if the Participant does not give prior written notice, the reduction shall first occur to benefits (cash or non-cash) arising under this Plan. Any notice given by the Participant pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant’s rights and entitlements to any benefits or compensation.

6.2. Calculation of Gross-Up Payment. The determination of whether a reduction in Total Payments or a Gross-Up Payment is required pursuant to this Article 6 and the amount of any such reduction or Gross-Up Payment shall be determined in writing (the “Determination”) by a nationally-recognized certified public accounting firm selected by the Company (the “Accounting Firm”). The Accounting Firm shall provide its Determination in writing, together with detailed supporting calculations and documentation and any assumptions used in making such computation, to the Company and the Participant within twenty (20) days of the Effective Date of Termination. Within twenty (20) days following delivery of the Accounting Firm’s Determination, the Participant shall have the right, at the Company’s expense, to obtain the opinion of an “outside counsel,” which opinion need not be unqualified, which sets forth: (i) the amount of the Participant’s “annualized includible compensation for the base period” (as defined in Code Section 280G(d) (1)); (ii) the present value of the Total Payments; (iii) the amount and present value of any “excess parachute payment;” and (iv) detailed supporting calculations and documentation and any assumptions used in making such computations. The opinion of such outside counsel shall be supported by the opinion of a nationally-recognized certified public accounting firm and, if necessary or required by the Company, a firm of nationally-recognized executive compensation consultants. The outside counsel’s opinion shall be binding upon the Company and the Participant and shall constitute the “Determination” for purposes of this Article 6 instead of the initial determination by the Accounting Firm. The Company shall pay (or, to the extent paid by the Participant, reimburse the Participant for) the certified public accounting firm’s and, if applicable, the executive compensation consultant’s reasonable and customary fees for rendering such opinion. For purposes of this Section 6.2, “outside counsel” means a licensed attorney selected by the Participant who is recognized in the field of executive compensation and has experience with respect to the calculation of the Excise Tax; provided that the Company must approve the Participant’s selection, which approval shall not be unreasonably withheld.

6.3. Computation Assumptions. For purposes of determining whether any payments, benefits and/or amounts, including amounts paid as Severance Benefits, will be subject to Excise Tax, and the amount of any such Excise Tax and any Gross-Up Payment:

(a)	Any other payments, benefits and/or amounts received or to be received by the Participant in connection with or contingent upon a Change in Control of the Company or the Participant’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or with any Person whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Persons) shall be combined to determine whether the Participant has received any “parachute payment” within the meaning of Section 280G(b)(2) of the Code, and if so, the amount of any “excess parachute payments” within the meaning of Section 280G(b)(1) that shall be treated as subject to the Excise Tax, unless in the opinion of the person or firm rendering the Determination, such other payments, benefits and/or amounts (in whole or in part) do not constitute parachute payments, or such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(b)	The value of any non-cash benefits or any deferred payment or benefit shall be determined by person or firm rendering the Determination in accordance with the principles of Sections 280G(d)(3) and (4) of the Code;

(c)	The compensation and benefits provided for in Section 4.4, and any other compensation earned prior to the Effective Date of Termination by the Participant pursuant to the Company’s compensation programs (if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change in Control), shall for purposes of the calculation pursuant to this Section 6.3 be deemed to be reasonable; and

(d)	The Participant shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made. Furthermore, the computation of the Gross-Up Payment shall assume (and adjust for the fact) that (i) there is a loss of miscellaneous itemized deductions under Section 67 of the Code (or analogous federal or state provisions) on account of the Gross-Up Payment and (ii) a loss of itemized deductions under Section 68 of the Code (or analogous federal or state provisions) on account of the Gross-Up Payment. The computation of the Gross-Up Payment shall take into account any reduction in the Gross-Up Payment due to the Participant’s share of the hospital insurance portion of FICA and any state withholding taxes (other than any state withholding tax for income tax liability). The computation of the state and local income taxes applicable to the Gross-Up Payment shall be based on the highest marginal rate of taxation in the state and locality of the Participant’s residence on the Effective Date of Termination, and shall take into account the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.

6.4. Participant’s Obligation to Notify Company. The Participant shall promptly notify the Company in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by the Company of a Gross-Up Payment in excess of any Gross-Up Payment as originally set forth in the Determination. If the Company notifies Participant in writing that it desires to contest such claim, the Participant shall: (a) give the Company any information reasonably requested by the Company relating to such claim; (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to Participant; (c) cooperate with the Company in good faith in order to effectively contest such claim; and (d) permit the Company to participate in any proceedings relating to such claim; provided that the Company shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification. Without limitation on the foregoing provisions of this Section 6.4, and to the extent its actions do not unreasonably interfere with or prejudice the Participant’s disputes with the Taxing Authority as to other issues, the Company shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance an amount equal to such payment to the Participant, on an interest-free basis, and shall indemnify and hold the Participant harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to the Participant and the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue.

6.5. Subsequent Recalculation. In the event of a binding or uncontested determination by the Taxing Authority that adjusts the computation set forth in the Determination so that the Participant did not receive the greatest net benefit required pursuant to Section 6.1, the Company shall reimburse the Participant as provided herein for the full amount required to place the Participant in after-tax position required pursuant to Section 6.1. In the event of a binding or uncontested determination by the Taxing Authority that adjusts the computation set forth in the Determination so that the Participant received a payment or benefit in excess of the amount required pursuant to Section 6.1 (including, without limitation, in the event that a reduction in Total Payments is required pursuant to Section 6.1 and the amount of such required reduction increases as a result of the determination by the Taxing Authority), then the Participant shall promptly pay to the Company the amount of such excess (or the amount of the additional required reduction, as the case may be) together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto) from the date the reimbursable payment or benefit was received by the Participant to the date the same is repaid to the Company.

Article 7.	The Company’s Payment Obligation

7.1. Payment of Obligations Absolute. Except as provided in Sections 4.3(e)and 5.2 and in Article 6, the Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Participant or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Participant or from whomsoever may be entitled thereto, for any reasons whatsoever, except as otherwise provided in Article 6 or Article 9.

Participants shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan, except to the extent provided in Section 4.4(d).

7.2. Contractual Right to Benefits. This Plan establishes and vests in each Participant a contractual right to the benefits to which he or she is entitled hereunder. The Company expressly waives any ability, if possible, to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or any other defense. In any dispute arising after a Change in Control as to whether the Participant is entitled to benefits under this Plan, there shall be a presumption that the Participant is entitled to such benefits and the burden of proving otherwise shall be on the Company. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

7.3. Pension Plans; Duplicate Benefits. All payments, benefits and amounts provided under this Plan shall be in addition to and not in substitution for any pension rights under the Company’s tax-qualified pension plan, supplemental retirement plans, nonqualified deferred compensation plans, and any disability, workers’ compensation or other Company benefit plan distribution that a Participant is entitled to at his or her Effective Date of Termination. Notwithstanding the foregoing, this Plan shall not create an inference that any duplicate payments shall be required. No payments made pursuant to this Plan shall be considered compensation for purposes of any such benefit plan; provided that any amount paid pursuant to Section 4.4(c) shall not be subject to such limitation. Payment of a Participant’s accrued and unpaid Base Salary and accrued vacation pay through the Participant’s Effective Date of Termination shall be deemed to not duplicate any benefit contemplated by this Plan and shall not result in an offset pursuant to Section 4.3(e). Any acceleration of vesting, lapse of restrictions and/or payout occasioned by a Change in Control pursuant to the provisions of any long-term incentive plan and/or individual award agreement under such a long-term incentive plan shall be deemed to not duplicate any benefit contemplated by this Plan and shall not result in an offset pursuant to Section 4.3(e).

Article 8.	Trade Secrets; Non-Solicitation and Non-Disparagement

By accepting participation in this Plan and again by receiving any benefits provided for by this Plan, each Participant shall be deemed to, and does, agree as follows:

(a)	In the course of performing his or her duties for the Company, the Participant will receive, and acknowledges that he or she has received, confidential information, including without limitation, information not available to competitors relating to the Company’s existing and contemplated financial plans, products, business plans, operating plans, research and development information, and customer information, all of which is hereinafter referred to as “Trade Secrets.” The Participant agrees that she will not, either during his or her employment or subsequent to the termination of his or her employment with the Company, directly or indirectly disclose, publish or otherwise divulge any Trade Secret of the Company or any of its affiliates to anyone outside the Company, or use such information in any manner which would adversely affect the business or business prospects of the Company, without prior written authorization from the Company to do so. The Participant further agrees that if, at the time of the termination of his or her employment with the Company, he or she is in possession of any documents or other written or electronic materials constituting, containing or reflecting Trade Secrets, the Participant will return and surrender all such documents and materials to the Company upon leaving its employ. The restrictions and protection provided for in this Section 8(a) shall be in addition to any protection afforded to Trade Secrets by law or equity and in addition to any protection afforded to Trade Secrets by any other agreement between the Participant and the Company.

(b)	For a period of one year following the termination of the Participant’s employment with the Company, the Participant shall not, directly or indirectly through, aid, assistance or counsel, on the Participant’s own behalf or on behalf of another person or entity (i) contact, solicit or offer to hire any person who was, within a period of six months prior to the termination of the Participant’s employment with the Company, employed by the Company or one of its subsidiaries, or (ii) by any means issue or communicate any private or public statement that may be critical or disparaging of the Company or any of its affiliates, or any of their respective products, services, officers, directors or employees.

Article 9.	Claims Procedures

9.1. Committee Review. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from this Plan. Such claim shall be delivered to the Committee care of the Company in accordance with the notice provisions of Section 11.6. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within two hundred and seventy (270) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

9.2. Notification of Decision. The Committee shall consider a Claimant’s claim pursuant to Section 9.1 within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of this Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(v)	a statement of the Claimant’s right to seek arbitration pursuant to Section 9.4.

9.3. Pre and Post-Change in Control Procedures. With respect to claims made prior to the occurrence of a Change in Control, a Claimant’s compliance with the foregoing provisions of this Article 9 is a mandatory prerequisite to a Claimant’s right to commence arbitration pursuant to Section 9.4 with respect to any claim for benefits under this Plan. With respect to claims made upon and after the occurrence of a Change in Control, the Claimant may proceed directly to arbitration in accordance with Section 9.4 and need not first satisfy the foregoing provisions of this Article 9.

9.4. Arbitration of Claims. All claims or controversies arising out of or in connection with this Plan, that the Company may have against any Claimant, or that any Claimant may have against the Company or against its officers, directors, employees or agents acting in their capacity as such, shall, subject to the initial review provided for in the foregoing provisions of this Article 9 that are effective with respect to claims brought prior to the occurrence of a Change in Control, be resolved through arbitration as provided in this Section 9.4. The decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and the Claimant and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. The arbitrator shall review de novo any claim previously considered by the Committee pursuant to Section 9.1.

All expenses of such arbitration, including the fees and expenses of the counsel for the Participant, shall be advanced and borne by the Company; provided, however, that if it is finally determined that the Claimant did not commence the arbitration in good faith and had no reasonable basis therefore, the Claimant shall repay all advanced fees and expenses and shall reimburse the Company for its reasonable legal fees and expenses in connection therewith.

Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be administered: (1) in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association (“AAA”) before an arbitrator who is licensed to practice law in the state in which the arbitration is convened; or (2) if locally available, the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with the JAMS procedures then in effect. The party who did not initiate the claim can designate between JAMS or AAA (the “Tribunal”). The arbitration shall be held in the city in which the Claimant is or was last employed by the Company in the nearest Tribunal office or at a mutually agreeable location. Pre-hearing and post-hearing procedures may be held by telephone or in person as the arbitrator deems necessary.

The arbitrator shall be selected as follows: if the parties cannot agree on an arbitrator, the Tribunal (JAMS or AAA) shall then provide the names of nine (9) available arbitrators experienced in business employment matters along with their resumes and fee schedules. Each party may strike all names on the list it deems unacceptable. If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no common name remains on the lists of the parties, the Tribunal shall furnish an additional list or lists until an arbitrator is selected.

The arbitrator shall interpret this Plan, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law. In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Plan. The arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Plan, including but not limited to, any claim that all or any part of this Plan is voidable.

The arbitrator shall have authority to entertain a motion to dismiss and/or motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

Each party shall have the right to take the deposition of one individual and any expert witness(es) designated by another party. Each party shall also have the opportunity to obtain documents from another party through one request for production of documents. Additional discovery may be had only when the arbitrator so orders upon a showing of substantial need. Any disputes regarding depositions, requests for production of documents or other discovery shall be submitted to the arbitrator for determination.

Each party shall have the right to subpoena witnesses and documents for the arbitration hearing by requesting a subpoena from the arbitrator. Any such request shall be served on all other parties, who shall advise the arbitrator in writing of any objections that the party may have to issuance of the subpoena within ten (10) calendar days of receipt of the request.

At least thirty (30) calendar days before the arbitration, the parties must exchange lists of witnesses, including any expert(s), and copies of all exhibits intended to be used at the arbitration.

Article 10.	Successors and Assignment

10.1. Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company) to expressly assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place. Failure of the Company to obtain such assumption and agreement in a written instrument prior to the effective date of any such succession shall be a breach of this Plan and shall entitle Participants to compensation from the Company in the same amount and on the same terms as they would be entitled to hereunder if they had terminated their employment with the Company voluntarily for Good Reason. Except for the purpose of implementing the foregoing, the date on which any such succession becomes effective shall be deemed a Participant’s Effective Date of Termination if the Participant so elects, but any delay or failure by a Participant to so elect shall not be a waiver or release of any rights hereunder which may be asserted at any time.

10.2. Assignment by the Participant. This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Participant’s Beneficiary in accordance with the terms of this Plan. If the Participant has not named a Beneficiary, then such amounts shall be paid to the Participant’s devisee, legatee, or other designee, or if there is no such designee, to the Participant’s estate.

Article 11.	Miscellaneous

11.1. Employment Status. Except as may be provided under any other written agreement between a Participant and the Company, the employment of the Participant by the Company is “at will,” and, prior to the effective date of a Change in Control, may be terminated by either the Participant or the Company at any time, subject to applicable law.

11.2. Beneficiaries. Each Participant may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Participant under this Plan. Participants may make or change such designation at any time, provided that any designation or change thereto must be in the form of a signed writing acceptable to and received by the Committee.

11.3. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

11.4. Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.

11.5. Modification. No provision of this Plan may be modified, waived, or discharged unless as to a Participant such modification, waiver, or discharge is agreed to in writing and signed by each affected Participant and by an authorized member of the Committee or its designee, or by the respective parties’ legal representatives and successors.

11.6. Notice. For purposes of this Plan, notices, including a Notice of Termination, and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or on the date stamped as received by the U.S. Postal Service for delivery by certified or registered mail, postage prepaid and addressed: (i) if to the Participant, to his latest address as reflected on the records of the Company, and (ii) if to the Company: Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067, Attn: Chief Human Resources Officer, or to such other address as the Company may furnish to the Participant in writing with specific reference to this Plan and the importance of the notice, except that notice of change of address shall be effective only upon receipt.

11.7. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to this Plan. Any statutory reference in this Plan shall also be deemed to refer to all applicable final rules and final regulations promulgated under or with respect to the referenced statutory provision.